EXHIBIT 10(iii)(e)
                                                       Page 1 of 17



                             CHANGE OF CONTROL AGREEMENT
                      WITH CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                    AGREEMENT made as of January 1, 1996, between INGERSOLL-RAND COMPANY, a New Jersey corporation (the "Company"), and ________________ (the "Employee"). Unless otherwise indicated, terms used herein and defined in Schedule A hereto shall have the meanings assigned to them in said Schedule.

                    The Company and the Employee agree as follows:

                    1.   OPERATION OF AGREEMENT.

                    This Agreement shall be effective immediately upon its execution and shall continue thereafter from year to year prior to a Change of Control Event unless terminated as of any anniversary of the date hereof by either party upon written notice to the other party given at least 60 days, but not more
          than 90 days, prior to such anniversary date.   Notwithstanding
          the foregoing, this Agreement may not be terminated after the occurrence of a Change of Control Event.

                    2.   AGREEMENT TERM.

                    The term of this Agreement shall begin on the date hereof and, unless terminated pursuant to paragraph 1 prior to a Change of Control Event, shall end on the fifth anniversary of the occurrence of a Change of Control Event.

                    3.   EMPLOYEE'S POSITION AND RESPONSIBILITIES.

                    (a) The Employee will continue to serve the Company upon the occurrence of a Change of Control Event as the Chief Executive Officer of the Company. In addition, the Company shall, upon the occurrence of such event, make its best efforts to insure the election and retention of the Employee as Chairman of the Board of the Company and any successor or parent company.

                    (b) During the term of this Agreement the Employee shall devote his entire business time and attention exclusively to the business and affairs of the Company and shall use his best efforts to promote the interests of the Company. The participation of the Employee in outside directorships and civic activities not otherwise inconsistent with Company policy and the management of the Employee's personal investments in public companies in which the Employee holdings do not exceed 5% of the voting power or value of such companies shall not be deemed a violation of this paragraph 3.




                                                       EXHIBIT 10(iii)(e)
                                                       Page 2 of 17


                    4. COMPENSATION AND OTHER BENEFITS UPON CHANGE OF CONTROL EVENT.

                    The Company and the Employee agree that, upon the occurrence of any Change of Control Event, the Employee shall receive basic annual salary, bonus and fringe and other benefits as follows:

                         (a)  Basic Annual Salary and Bonus.  The
               Employee's basic annual salary shall be at a rate not less than the rate of annual salary, which has been paid to the Employee immediately prior to the Change of Control Event, with such annual increases (but not decreases) equal to the greater of (i) salary increases as may be contemplated by any salary adjustment programs of the Company in effect immediately prior to the Change of Control Event and applicable to the Employee and such further increases as shall be determined from time to time by the Board or (ii) a percentage equal to the percentage increase (if any) in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended 12-month period. In addition, the Employee shall be entitled to receive an annual bonus in an amount not less than the highest annual bonus received by, or accrued on behalf of, the Employee during the lesser of (i) the five full Fiscal Years immediately preceding the Change of Control Event, or (ii) the number of full Fiscal Years immediately preceding the Change of Control Event during which the Employee has been employed by the Company.

                         (b) Fringe Benefits; Business Expenses. The Employee shall be entitled to receive benefits, including but not limited to pension (and supplemental pension), savings and stock investment plan (and supplemental savings and stock investment plan), stock award, stock option, and insurance (including life insurance, medical and disability income insurance and accident and personal liability insurance) plans on terms no less favorable than those in effect under each such plan immediately prior to the Change of Control Event, and at no less than the same benefit levels (and no more than the same employee contribution levels) then in effect under each such plan and to receive all other fringe benefits and perquisites (or their equivalent) from time to time in effect for the benefit of any executive, management or administrative group for which the employment position then held by the Employee entitles the Employee to participate. The Company shall provide for the payment of, or reimburse the Employee for, all travel and other out-of-pocket expenses reasonably incurred by him in the performance of his duties hereunder.



                                                       EXHIBIT 10(iii)(e)
                                                       Page 3 of 17


                         (c) Management Incentive Unit Award Plan. The Company and the Employee further agree that immediately upon the occurrence of any Change of Control Event, all amounts theretofore credited to the Employee under the Company's Management Incentive Unit Award Plan, as amended (the "MIU Plan"), shall become fully vested and all such amounts thereafter credited shall become fully vested immediately upon such crediting.

                    5.   PAYMENTS AND BENEFITS UPON TERMINATION.

                    The Employee shall be entitled to the following payments and benefits upon Termination:

                         (a) Salary and Bonus. The Company shall pay to the Employee, in a cash lump sum on the Termination Date, an amount equal to the sum of (i) the basic annual salary and any annual bonus in respect of a completed fiscal year, which have not yet been paid to, the Employee through the Termination Date; (ii) an amount equal to the last annual bonus received by, or awarded to, the Employee for the full Fiscal Year immediately preceding the Termination Date multiplied by a fraction the numerator of which shall be the number of full months the Employee was employed by the Company during the Fiscal Year containing the Employee's Termination Date and the denominator of which shall be 12; and (iii) an amount equal to the number of unused vacation days to which the Employee is entitled as of the Termination Date and any other amounts normally paid to an employee by the Company upon termination of employment. For these purposes, any partial month during which the Employee is employed shall be deemed a full month.

                         (b) Severance. The Company shall pay to the Employee, in a cash lump sum not more than 30 days following the Termination Date, an amount equal to three times the sum of (i) the highest basic annual salary in effect at any time during the period beginning immediately prior to the Change of Control Event and ending on the Termination Date; and
               (ii) the highest annual bonus received by, or accrued on behalf of, the Employee during the period beginning five full Fiscal Years immediately preceding the Change of Control Event and ending on the Termination Date.

                         (c) Employee Benefit Plans. For the three-year period following the Termination Date (or, if sooner, until the Employee is covered under a comparable plan offered by a subsequent employer), the Company shall continue to cover the Employee under those employee welfare benefit plans and programs (including, but not limited to, life, medical,




                                                       EXHIBIT 10(iii)(e)
                                                       Page 4 of 17


               prescription drugs, dental, accidental death and travel accident and disability coverage, but not including any severance pay plan or program other than that provided pursuant to this Agreement or any pension plan) applicable to the Employee on the Termination Date at the same benefit levels then in effect (or shall provide their equivalent); provided, however, that if the Employee becomes employed by a new employer that maintains any welfare plan that either
               (i) does not cover the Employee with respect to a pre-existing condition which was covered under the applicable Company welfare plan, or (ii) does not cover the Employee for a designated waiting period, the Employee's coverage hereunder under the applicable Company welfare plan (or the equivalent) shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer's plan or the third anniversary of the Termination Date.

                         (d) Savings and Retirement Account Plans. As soon as practicable following the determination thereof (but in any event no later than 30 days following the Termination
               Date), the Company shall pay the Employee an amount (in one lump sum cash payment) equal to the value (measured as of the last day of the month containing the Employee's Termination Date) of the sum of: (i) the number of Common Stock equivalents credited to the Employee's account under the Supplemental Savings and Stock Investment Plan at the Termination Date multiplied by the Company Stock Value (as defined in Section 5(g) below); (ii) the amount credited to the Employee's account under the Supplemental Retirement Account Plan at the Termination Date; (iii) all contributions to, or amounts credited to, the Company's Savings and Stock Investment Plan, Supplemental Savings and Stock Investment Plan, Retirement Account Plan and Supplemental Retirement Account Plan (and earnings and appreciation attributable thereto) that theretofore were made by the Company on behalf of the Employee and are forfeited as a result of the Employee's Termination; and
               (iv) three percent of the aggregate amount payable pursuant to subparagraphs 5(a) and 5(b) for each of the Savings and Stock Investment Plan and the Supplemental Savings and Stock Investment Plan and two percent for each of the Retirement Account and the Supplemental Retirement Account Plan.









                                                       EXHIBIT 10(iii)(e)
                                                       Page 5 of 17


                         (e)  Pension Benefits.

                              (i) No later than 30 days following the Termination Date, the Company shall pay the Employee an amount (in one lump sum cash payment) equal to the Present Value of the sum of the pension benefits the Employee is entitled to receive under (A) the Restated Ingersoll-Rand Company Supplemental Pension Plan (the "Section 415 Excess Plan"), (B) the Ingersoll-Rand Company Elected Officers Supplemental Program (the "Sixty-five Percent Program" or the "Program"), and (C) the Executive Supplementary Retirement Agreement (the "Ten Year Annuity"), all as in effect immediately prior to the Change of Control Event (collectively the "Pension Benefit").

                         (ii)      In calculating the portion of the
               Pension Benefit under section 1.1 of the Section 415 Excess Plan the Company shall credit the Employee with five additional years of Credited Service (within the meaning of the Plan and including wage, vesting and age credit) and five additional years of age for purposes of the Section 415 Excess Plan but not the Qualified Pension Plan. (If, after crediting five years of age, the Employee is less than fifty-five years old, it will be assumed that the benefit commencement age is fifty-five).

                         (iii)     In calculating the portion of the
               Pension Benefit under the Sixty-five Percent Program, the Company shall: (A) credit the Employee with an additional five Years of Service and an additional five years of age for purposes of computing the amount of the Pension Benefit;
               (B) reduce age 65 to age 62 in Section 5.1 (b) (i) of the Program; (C) define "Final Average Salary" in Section 1.8 of the Program as 1/3 of the severance amount determined pursuant to Section 5(b) of this Agreement; and (D) for purposes of benefit offset determinations compute retirement account amounts invested in Company stock and the account balance from employer matching contributions made in Company stock in Appendix A, paragraph (a)(2) and (3) of the Program using the lowest closing sale price of the Company stock on the New York Stock Exchange during the twelve months preceding the Change in Control Event.

                         (iv)      In calculating the portion of the
               Pension Benefit under the Ten-Year Annuity the Company shall credit the Employee with five additional years of age but to an age no greater than 65.







                                                       EXHIBIT 10(iii)(e)
                                                       Page 6 of 17


                         (v) The Present Value of the Pension Benefit and the annuity value of the offsets referred to in paragraph (e) (iii)(D) above shall be calculated using (A) an interest rate equal to the product of (I) the 10-year Treasury Note rate as used in the Sixty-five Percent Program's definition of Actuarial Equivalent and (II) 1 minus the federal income tax rate at the highest bracket of income for individuals in effect for the year containing the date of payment, (B) the mortality rate used to determine lump sum values in the Sixty-five Percent Program, and (C) actual age without the five year addition to age except that the Ten-Year Annuity Present Value shall be calculated using no mortality assumption and actual age plus the additional five years.

                         (vi) Calculation of all pension benefits amounts hereunder shall be made, at the expense of the Company, by the Wellesley Hills, Massachusetts office of Watson Wyatt (or the Company's then actuary immediately prior to the change of Control Event).

                         (f) Retiree Welfare Benefits. For purposes of determining the Employee's eligibility for post-retirement benefits under any welfare benefit plan (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company prior to the occurrence of a Change of Control Event, the Employee shall be credited with an additional five years of service and five years of age (or any combination of years of service and age not exceeding 10 years, to the extent necessary to qualify for benefits). If, after taking into account such additional age and service, the Employee is eligible for the Company's post-retirement welfare benefits (or would have been eligible under the terms of such plans as in effect prior to the occurrence of the Change of Control Event), the Employee shall receive, commencing on the third anniversary of the Termination Date, post-retirement welfare benefits no less favorable than the benefits the Employee would have received under the terms and conditions of the applicable plans in effect immediately prior to the occurrence of the Change of Control Event.

                         (g) Employee Stock Awards, Options, SARs and MIUs. No later than 30 days following the Termination Date, the Company shall pay the Employee an amount (in one lump sum cash payment) equal to the aggregate Company Stock Value (defined below) of 100% of the Employee's then outstanding and unpaid stock and stock based awards under the Company's Incentive Stock Plan of 1990, the Incentive Stock Plan of 1995, the MIU Plan and any similar plans of the Company (or




                                                       EXHIBIT 10(iii)(e)
                                                       Page 7 of 17


               any other company) hereafter adopted (at which time such stock and stock based awards shall be cancelled and be of no further force or effect). In addition, all options to purchase shares of Common Stock of the Company (or the stock of any company in respect of which options have been granted to the Employee) ("Company Stock") and all stock appreciation rights held by the Employee immediately prior to Termination shall become exercisable at any time on and after the Termination Date, whether or not otherwise exercisable in accordance with the terms of the employee benefit plans pursuant to which such options and stock appreciation rights were granted. For purposes of this Agreement, Company Stock Value shall be deemed to be the highest of: (i) the closing sale price of the Company Stock on the New York Stock Exchange on the Change of Control Event; (ii) the closing sale price of the Company Stock on the New York Stock Exchange on the Termination Date; and
               (iii) the highest closing sale price of the Company Stock on the New York Stock Exchange during the 30 trading days immediately preceding the acquisition of more than 50% of the outstanding Company Stock by any person or group (including affiliates of such person or group). If, as of any valuation date, the Company Stock is not traded on the New York Stock Exchange, the Company Stock Value shall be the closing sale price of the Company Stock on the principal national securities exchange on which the Common Stock is traded or, if the Common Stock is not traded on any national securities exchange, the closing bid price of the Common Stock in the over-the-counter market.

                         (h) Valuation of Common Stock Equivalents. The Employee's Common Stock Equivalents under the MIU Plan shall, for purposes of payments pursuant thereto, be valued at the Company Stock Value.

                         (i) Outplacement Expenses. For the three year period following the Termination Date, the Company shall reimburse the Employee for all reasonable expenses (up to a maximum of $15,000 per 12 month period) incurred by the Employee for professional outplacement services by qualified consultants selected by the Employee.

                    (6)  PARACHUTE EXCISE TAX GROSS-UP.

                         (a) If, as a result of any payment or benefit provided under this Agreement, either alone or together with other payments and benefits which the Employee receives or is then entitled to receive from the Company, the Employee becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the




                                                       EXHIBIT 10(iii)(e)
                                                       Page 8 of 17


               "Code"), (together with any income, employment or other taxes, interest and penalties thereon an "Excise Tax"), the Company shall pay the Employee an amount (the "Gross-Up Payment") sufficient to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code. For purposes of determining whether the Employee is subject to an Excise Tax, (i) any payments or benefits received by the Employee (whether pursuant to the terms hereof or pursuant to any plan, arrangement or other agreement with the Company or any entity affiliated with the Company) which payments ("Contingent Payments") are deemed to be contingent on a change described in Section 280G(b)(2)(A)(i) of the Code shall be taken into account,
               (ii) the amount of payments or benefits under this Agreement treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of all such payments and benefits hereunder as are Contingent Payments and (B) the amount of excess parachute payments within the meaning of 280G(b)(1) of the Code payable to the Employee, and (iii) the Employee shall be deemed to pay the taxes at the highest marginal applicable rates of such taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                         (b) The determination of whether the Employee is subject to Excise Tax and the amounts of such Excise Tax and Gross-Up Payment, as well as other calculations hereunder, shall be made at the expense of the Company by the independent auditors of the Company immediately prior to the Change of Control Event, which shall provide the Employee with prompt written notice (the "Company Notice") setting forth their determinations and calculations. Within 30 days following the receipt by the Employee of the Company Notice, the Employee may notify the Company in writing (the "Employee Notice") if the Employee disagrees with such determinations or calculations, setting forth the reasons for any such disagreement. If the Company and the Employee do not resolve such disagreement within 10 business days following receipt by the Company of the Employee Notice, the Company and the Employee shall agree upon a nationally recognized accounting or compensation firm (the "Resolving Firm") to make a determination with respect to such disagreement. If the Employee and the Company are unable to agree upon the Resolving Firm within 20 business days following the Employee Notice, the New York office of Towers, Perrin shall be the Resolving Firm. Within 30 business days following the Employee Notice, if the disagreement is not resolved by such time, each of the




                                                       EXHIBIT 10(iii)(e)
                                                       Page 9 of 17


               Employee and the Company shall submit its position to the Resolving Firm, which shall make a determination as to all such disagreements within 30 days following the last of such submissions, which determination shall be binding upon the Employee and the Company. The Company shall pay all reasonable expenses incurred by either party in connection with the determinations, calculations, disagreements or resolutions pursuant to this paragraph, including, but not limited to, reasonable legal, consulting or other similar fees.

                         (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                              (i)   give the Company any information
               reasonably requested by the Company relating to such claim;

                              (ii)  take such action in connection with
               contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Employee;

                              (iii) cooperate with the Company in good
               faith in order to effectively contest such claim; and

                              (iv)  permit the Company to participate in
               any proceedings relating to such claim;

               provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.


                                                       EXHIBIT 10(iii)(e)
                                                       Page 10 of 17


                         (d) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable the Company to contest such claim, the Employee may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

                         (e)  As a result of the uncertainty in the
               application of Section 4999 of the Code at the time of the initial determination by the Company or the Resolving Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Employee thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Resolving Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee.





                                                       EXHIBIT 10(iii)(e)
                                                       Page 11 of 17


                         (f)  If, after the receipt by Employee of an
               amount advanced by the Company in connection with the contest of Excise Tax claim, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, by the amount of the Gross-Up Payment.

                    7.   EFFECT ON OTHER ARRANGEMENTS.

                    Except to the extent expressly provided herein, no provision of this Agreement shall affect or limit any interests or rights vested in the Employee under any other agreement or arrangement with the Employee or under any pension, profit-sharing, medical or other insurance or other benefit plans of the Company which may be in effect and in which the Employee may be participating at any time.

                    8.   CONFIDENTIALITY.

                    The Employee agrees to hold in confidence any and all confidential information known to him concerning the Company and its businesses so long as such information is not otherwise publicly disclosed.

                    9.   MISCELLANEOUS.

                         (a) Legal Expenses. The Company shall pay all costs and expenses, including attorneys' fees, of the Company and, at least quarterly, the Employee, in connection with any legal proceedings, whether or not instituted by the Company, relating to the interpretation or enforcement of this Agreement. In the event that the provisions of this paragraph shall be determined to be invalid or unenforceable in any respect, such declaration shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect.







                                                       EXHIBIT 10(iii)(e)
                                                       Page 12 of 17


                         (b)  Mitigation.  All payments or benefits
               required by the terms of this Agreement shall be made or provided without offset, deduction, or mitigation on account of income the Employee may receive from other employment or otherwise and the Employee shall not have any obligation or duty to seek any other employment or otherwise earn any amounts to reduce or mitigate any payments required hereunder.

                         (c) Death of the Employee. In the event of the Employee's death subsequent to Termination, all payments called for hereunder shall be paid to the Employee's designated beneficiary or beneficiaries, or to his estate if he has not designated a beneficiary or beneficiaries.

                         (d) Notices. Any notice or other communication provided for in this Agreement or contemplated hereby shall be sufficiently given if given in writing and delivered by certified mail, return receipt requested, and addressed, in the case of the Company, to the Company at:

                         200 Chestnut Ridge Road
                         Woodcliff Lake, New Jersey  07675
                         Attention:  Chairman of the Board
                                     of Directors

               and, in the case of the Employee, to the Employee at:




               Either party may designate a different address by giving notice of change of address in the manner provided above.

                         (e) Waiver. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

                         (f) Binding Effect; Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and




                                                       EXHIBIT 10(iii)(e)
                                                       Page 13 of 17


               inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this paragraph shall continue to apply to each subsequent employer of the Employee hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

                         (g) Plan Limitations. In the event the Company is unable to provide any benefit required to be provided under this Agreement through a plan sponsored by the Company or its Affiliates, the Company shall, at its own cost and expense, take appropriate actions to insure that alternative arrangements are made so that equivalent benefits can be provided to the Employee, including to the extent appropriate purchasing for the benefit of the Employee (and if applicable the Employee's dependents) individual policies of insurance providing benefits, which on an after-tax basis, are equivalent to the benefits required to be provided hereunder.

                         (h) Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed therein.

                    10.  EFFECT ON PRIOR AGREEMENTS.

                    This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior employment or severance agreement or understanding between the Company (or any affiliate thereof) and the Employee.


                    IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.

                                             INGERSOLL-RAND COMPANY


                                             By






                                                       EXHIBIT 10(iii)(e)
                                                       Page 14 of 17


                                                                 Schedule A



                                 CERTAIN DEFINITIONS


                    As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                    "Affiliate", used to indicate a relationship with a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such a specified person.

                    "Associate", used to indicate a relationship with a specified person, means (i) any corporation, partnership, or other organization of which such specified person is an officer or partner; (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified person, or any relative of such spouse who has the same home as such specified person, or who is a director or officer of the Company or any of its parents or subsidiaries; and (iv) any person who is a director, officer, or partner of such specified person or of any corporation (other than the Company or any wholly-owned subsidiary of the Company), partnership or other entity which is an Affiliate of such specified person.

                    "Beneficial Owner" means the same as such term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor provision at the time in effect); provided, however, that any individual, corporation, partnership, group, association, or other person or entity which has the right to acquire any of the Company's outstanding securities entitled to vote generally in the election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

                    "Board" means the Board of Directors of the Company (or, if the Company is then a subsidiary of any other company, of the ultimate parent company).








                                                       EXHIBIT 10(iii)(e)
                                                       Page 15 of 17


                    "Cause" means (i) any action by the Employee involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company; (ii) substantial and continuing refusal by the Employee in willful breach of this Agreement to perform his employment duties hereunder; or
          (iii) the Employee being convicted of a felony under the laws of the United States or any state.

                    Termination of the Employee for Cause shall be communicated by a Notice of Termination given within one year after the Board (i) has knowledge of conduct or an event allegedly constituting Cause; and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean delivery to the Employee of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board at a meeting of that Board called and held for the purpose (after reasonable notice to the Employee ("Preliminary Notice") and reasonable opportunity for the Employee, together with the Employee's counsel, to be heard before the Board prior to such vote) of finding, in the good faith opinion of the Board, that the Employee has engaged in the conduct constituting Cause and specifying the particulars thereof in detail. Upon the receipt of the Preliminary Notice, the Employee shall have 30 days in which to appear with counsel or take such other action as he desires on his behalf, and such 30-day period is hereby agreed to by the parties as a reasonable opportunity for the Employee to be heard. The Board shall no later than 45 days after the receipt of the Preliminary Notice by the Employee communicate its findings to Employee. A failure by the Board to make its finding of Cause or to communicate its conclusion within such 45-day period shall be deemed to be a finding that the Employee has not engaged in the conduct described herein. Any termination of the Employee's employment (other than by death or Permanent Disability) within 45 days after the date that the Preliminary Notice has been given to the Employee shall be deemed to be a termination for Cause; provided, however, that if during such period the Employee voluntarily terminates other than for Good Reason or the Company terminates the Employee other than for Cause, and the Employee is found (or is deemed to be found) not to have engaged in the conduct described herein, such termination shall not be deemed to be for Cause.

                    "Change of Control Event" means the date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company), is or becomes the Beneficial Owner of securities of the Company representing 20% or




                                                       EXHIBIT 10(iii)(e)
                                                       Page 16 of 17


          more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, unless a majority of the Continuing Directors determines in their sole discretion that a Change of Control Event has not occurred; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any person or entity where the Company owns, directly or indirectly, at least 80 percent of the outstanding voting securities of such person or entity after any such transfer.

                    "Continuing Director" means a director who either was a member of the Board on the date hereof or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company's shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination.

                    "Duly Approved by the Continuing Directors" means an action approved by the vote of at least a majority of the Continuing Directors then on the Board, except, if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the Board if a vote by all of its members were to have been taken, then such term shall mean an action approved by the unanimous vote of the Continuing Directors then on the Board so long as there are at least three Continuing Directors on the Board at the time of such unanimous vote.

                    "Fiscal Year" means the fiscal year of the Company.

                    "Good Reason" means (i) a material adverse change in the Employee's job responsibilities, title or status from those in effect prior to the Change of Control Event which change continues for a period of at least 15 days after written notice from the Employee; (ii) a reduction of the Employee's base salary or target bonus, the failure to pay Employee's salary or bonus when due, or the failure to maintain on behalf of the Employee (and his or her dependents) benefits which are at least as favorable in the aggregate to those provided for in paragraph 4(b); (iii) the relocation of the principal place of the Employee's employment to a location that is more than 35 miles further from the Employee's residence than such principal place of employment immediately prior to the Change of Control Event,




                                                       EXHIBIT 10(iii)(e)
                                                       Page 17 of 17


          or the imposition of travel requirements on the Employee not substantially consistent with such travel requirements existing immediately prior to the Change of Control Event; (iv) the failure of the Company to obtain the assumption of, and the agreement to perform, this Agreement by any successor as contemplated in paragraph 8(f); (v) any voluntary resignation of Employee's employment following a Change of Control Event or (vi) the failure of the Company to perform any of its other material obligations under this Agreement and the continuation of such failure for a period of 15 days after written notice from the Employee.

                    "Permanent Disability", as applied to the Employee, means that (i) he has been totally incapacitated by bodily injury or disease so as to be prevented thereby from performing his duties hereunder; (ii) such total incapacity shall have continued for a period of six consecutive months; and (iii) such total incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Employee's life.

                    "Termination" means (i) following the occurrence of a Change of Control Event, (A) the termination of the Employee's employment without Cause or (B) the resignation by an Employee for Good Reason upon ten days' prior written notice (or such shorter period as may be agreed upon between the Employee and the Company), and (ii) prior to the occurrence of a Change of Control Event, the termination of the Employee's employment or a material adverse change in the Employee's job responsibilities, title or status at the request of any individual or entity acquiring ownership and control of the Company; provided, that such term shall not include any termination of employment for Cause, any resignation without Good Reason, or any termination of employment on account of an Employee's death or Permanent Disability.

                    "Termination Date" shall mean the effective date of an Employee's Termination; provided, that with respect to a Termination that occurs prior to a Change of Control Event, the effective date of such Termination shall be deemed to be the date immediately following the Change of Control Event.











